Exhibit 14.1
MESSAGE FROM THE CHAIRPERSON OF THE BOARD OF DIRECTORS AND THE PRESIDENT AND CHIEF EXECUTIVE OFFICER
Simply put, all of us at Hillenbrand, Inc. and its operating companies should always “do the right thing.” Hillenbrand, Inc. and its operating companies have a proud tradition of conducting our business on a high ethical plane based on honesty, integrity, and fair commercial competition. This Code of Ethical Business Conduct applies to all directors, officers and employees (“associates”) of Hillenbrand, Inc. and its operating companies and is intended to provide a clear understanding of the ethical principles of business conduct expected of each associate. When either the term “Company” or “Hillenbrand” is used in this Code of Ethical Business Conduct it stands for any and all of Hillenbrand, Inc. and its operating companies. Accordingly, please read these standards carefully as they apply to you regardless of which particular Hillenbrand-owned company you work for.
Our reputation for maintaining the highest standard of ethical conduct, fair dealing and honesty in all of our activities is founded on the personal integrity of our associates and our dedication to the following principles:
•	Fairness — by observing both the form and the spirit of all applicable laws and regulations, accounting standards and Company policies and adhering to high standards of moral behavior.
•
Respect — coupled with a willingness to solicit, listen to and act appropriately in response to the expressed needs and desires of our shareholders, directors, coworkers, customers, business partners, neighbors and suppliers.

•	Competition — belief in a free market as the best mechanism for producing new ideas and new products, encouraging creative people to be productive.
•
Candor — free discussion of projects, problems and ethical issues among our associates and with the legal and accounting professionals retained to assist us, together with candor in discussing our operations and their impact on the persons living around our facilities; and candor with suppliers and customers in buying and selling, while in each case protecting confidential information and trade secrets and demonstrating respect for individual privacy rights.

•	Prudence — belief in the prudent exercise of personal and corporate discretion.
All actions of Company associates in business or public life tend to enhance or subtract from our reputation. It is imperative, therefore, that the highest standards of conduct be observed in all our behavior.
Today, all corporations are under high levels of scrutiny and are held to increasingly higher levels of accountability. As a result, the Board of Directors has reaffirmed its strong commitment that our business practices be conducted in accordance with the highest professional, ethical, legal and moral standards. Ethical conduct, whether in a business or personal context, can only result from a trained and sensitive awareness of right and wrong. All situations encountered in daily life can never be adequately anticipated by any set of rules intended to govern personal conduct. Nevertheless, we believe that we can identify certain broad areas in which ethical, legal and moral issues may be raised in a business context, and we have endeavored to articulate our general policies regarding conduct in those areas.

In addition, we cannot forget that we function within society and each of us must adhere to and comply with the legal, moral and ethical standards of our society in the conduct of business. The Company’s interests never can be served by individual corner-cutting in the interests of a seeming quick profit or temporary advantage.
It is our responsibility not only to conduct ourselves in a responsible and honest manner, but also to ensure that others do the same. If we know of any breach of the Company’s standards of business behavior, we are required to report violations. The ultimate responsibility for maintaining the Company’s standards of business conduct rests with each of us. As individuals of integrity and honesty, we must behave in ways that will bring credit to ourselves and to our Company.
Please read the Code of Ethical Business Conduct carefully. We are confident that each of us will comply with the Code and thereby help maintain our reputation for the highest standards of business integrity.
Ray J. Hillenbrand
Chairperson of the Board of Directors
Kenneth A. Camp
President and Chief Executive Officer

HILLENBRAND, INC. AND SUBSIDIARIES
Code of Ethical Business Conduct
(As revised and adopted by the Board of Directors on September 2, 2010)
It is the policy of Hillenbrand, Inc. and all of its operating subsidiaries (referred to collectively as the “Company”) to conduct their respective businesses and operations according to the standards and guidelines of ethical business conduct stated in this Code of Ethical Business Conduct (“Code”) and all applicable laws and regulations. This Code applies to all employees, officers and directors (“associates”) of Hillenbrand, Inc. and all of its operating companies and other subsidiaries (together, the “Company”).
ADMINISTRATION AND ENFORCEMENT
Board of Directors and Ethics Committees. The Board of Directors of Hillenbrand, Inc. is responsible for approval and oversight of the Code. The Board’s Audit Committee, working with the Nominating/Corporate Governance Committee, has responsibility for the implementation and administration of the Code, the review and assessment at least annually of the effectiveness of the Code and the recommendation to the Board of suggested changes in the Code. Accordingly, supplements to and revisions of this Code may be adopted from time to time. Such changes will become effective upon their adoption by the Board of Directors and revisions of the Code will be made available as promptly as possible.
To assist the Committees and the Board and provide guidance in situations where you may have questions concerning the right course of action to take, Ethics Committees exist at Hillenbrand, Inc. and its operating companies. Each committee will include members of the Executive Management Team of the applicable company. It is the responsibility of the Chief Executive Officer, with assistance from the Ethics Committees for each company, to ensure that this Code has been read and understood by all associates, as well as all agents and representatives of that company. The Ethics Committees will meet as necessary to implement this Code and address concerns raised by associates. The operating company Ethics Committees will promptly after each meeting report to the Hillenbrand, Inc. Ethics Committee on compliance with the Code, the status of certifications statements by associates and any other relevant matters relating to the Code. The Chairman of the Hillenbrand, Inc. Ethics Committee will, in turn, provide regular updates to the Audit and Nominating Committees.
Certification Statements and Candor. All associates, including new associates, will be asked to certify annually as to their understanding of and compliance with the Code. Depending on your area of responsibility, you may also be asked to certify as to your understanding of and compliance with certain policies. The certification statements for associates of each company that identify potential concerns will be reviewed by the Ethics Committees of the applicable company. All information disclosed in good faith in the certification statements or by other means shall be treated on a confidential basis, except to the extent reasonably necessary to protect the Company’s interests or comply with legal or regulatory requirements.

Addressing Concerns and Violations. Prompt and full disclosure is always the appropriate initial step towards solving any potential concern you may have. When in doubt about a particular situation, ask your manager, supervisor, Company lawyer or human resources representative or any of the members of your company’s Ethics Committee. Discovery of events of a questionable, fraudulent or illegal nature that are, or may be, in violation of the guidelines stated in this Code or other Company policies should be reported immediately to any of those individuals, each of whom are required to observe an “open door” policy to all Company associates concerning any of such matters. If such events involve members of management on the Ethics Committee, the matter should be reported to other members of the Committee or the Chief Executive Officer. Additionally, a toll free Code of Ethics and Compliance Help Line is available for those who wish to remain anonymous at 1-888-469-1534.
This Code is intended to create an opportunity for associates to express concerns relating to corporate accountability, alleged violations of Company policy, federal and state statutes, and allegations of corporate misdeeds. Concerns will be investigated and action taken, if appropriate. There will be no discrimination or retaliation against any associate who reports such violations or allegations in good faith.
Waivers. Any waiver of the standards set forth in this Code for executive officers or directors may be made only by the Board of Directors of Hillenbrand, Inc. or its Audit Committee and must be promptly disclosed to shareholders. The Board of Directors, its Audit Committee or the applicable Ethics Committee may grant waivers for other associates.
Get Help to Avoid Violations. Because the principles of responsibility, integrity and honesty are fundamental to how each of us should operate on behalf of the business, violation of this Code or any applicable laws, regulations or Company policies can result in a disciplinary response, up to and including termination of employment or legal action. If you address a questionable situation before it occurs by seeking help from your manager, supervisor, Company lawyer or human resources representative, or any of the members of your company’s Ethics Committee, or by contacting the compliance help line, there is the opportunity to avoid a violation with those serious consequences.
Red flags that indicate you may need to seek advice include situations where:
•	An associate’s interests and those of the Company seem to conflict;
•	An associate is in a position to receive a gift or personal favor from a customer or supplier;
•	The only good reason for accepting something from a customer or supplier is because you feel like you deserve it;
•	An associate will be communicating with a representative of a competitor;
•	An associate has the opportunity to disclose confidential information to someone outside the Company;

•	An associate has the opportunity to buy or sell Hillenbrand, Inc. stock or stock of a customer or supplier based on information not known to others;
•	If the facts were published on the front page of the newspaper in connection with your name, you would be embarrassed;
•	A decision is emotionally difficult or involves a conflict between two positive values; or
•
The reason for a decision is based on an answer like: “I deserve this”; “Everyone does it”; “It is no big deal”; “No one will find out”; “No one cares”; “It is not my responsibility”; or “The Company wants me to do this.”

Here are a few questions you should ask yourself to determine if your actions are ethical:
•	Am I adhering to the spirit and overall values, as well as the letter, of any applicable law or Company policy?
•	Would I want my actions reported on the front page of a newspaper?
•	What would my family, friends, neighbors and co-workers think of my actions?
•	What would I advise my child to do?
•	Would I be comfortable testifying about my decision under oath?
•	Will there be any direct or indirect potential negative consequences to the Company?
•	Would I be comfortable describing my decision at an all-associate meeting?
Other Related Information and Policies. Certain sections in this Code may be further explained in other applicable Company policies and guidelines. Please refer to those materials for a more thorough understanding of these sections. Much of the Code outlines legal requirements. It is not intended to make you an expert in such areas. Instead, it is designed to alert you to problems you may face and enable you to know when you should obtain guidance from your manager, supervisor, Company lawyer or any of the members of your company’s Ethics Committee. The members of the Ethics Committees are consulted at the outset of business dealings, rather than at a later stage when arrangements have become so solidified that necessary changes may be difficult to make.

STANDARDS AND GUIDELINES
Introduction. Each person who is an employee, officer or director of Hillenbrand or any of its operating companies is a Company “associate” and has a responsibility to deal ethically in all aspects of the Company’s business and to comply fully with all laws, regulations, and Company policies. Each individual is expected to assume the responsibility for applying these standards of ethical conduct and for acquainting himself/herself with the various laws, regulations, and Company policies applicable to his or her assigned duties. When in doubt, employees have the responsibility to seek clarification from their line management, or, if necessary, from legal counsel, a human resources representative or a member of the Ethics Committee for their company.
CONFLICTS OF INTEREST: A conflict of interest exists when an individual’s private interest conflicts, or appears to conflict, with the interests of the Company, that is, when an individual’s loyalty to the Company and conduct of responsibilities and duties towards the Company is or appears to be prejudiced by actual or potential benefit from another source.
We are confident of the individual loyalty and honesty of our associates. Good relations with customers and suppliers and the integrity of our associates are critical sources of goodwill and absolutely necessary to our success. Associates should always be in a position so that personal interests or third parties do not influence their judgment on Company matters.
No associate should be subject, or even reasonably appear to be subject, to influences, interests or relationships that conflict with the best interests of the Company. This means avoiding any activity that might compromise or seem to compromise the integrity of the Company or the associate.
Common Sources of Conflicts.
Although it is impossible to prepare a list of all potential conflict of interest situations, conflicts of interest generally arise in four situations:
1.
Interest of Associate. When an associate, a member of the associate’s family or a company, organization or trust in which the associate is involved, has a significant direct or indirect financial interest in, or obligation to, an actual or potential competitor, supplier or customer of the Company;

2.
Interest of Relative. When an associate conducts business on behalf of the Company with a supplier or customer of which a relative by blood or marriage is a principal, partner, shareholder, officer, employee or representative;

3.
Gifts. When an associate, a member of the employee’s household, a company, organization or trust in which the employee is involved, or any other person or entity designated by the employee, accepts gifts, credits, payments, services or anything else of more than token or nominal value from an actual or potential competitor, supplier or customer; and

4.	Misuse of Information. When an employee misuses information obtained in the course of employment.

Definitions.
For these purposes, suppliers include those providing goods or services — such as consultants, transportation companies, financial institutions and equipment lessors. Customers include not only those who buy products, but also those who exercise major influence over our customers.
An interest amounting to one percent or less of any class of securities listed on a nationally recognized securities exchange or regularly traded over-the-counter will not be regarded as a “significant” financial interest in a competitor, supplier or commercial customer in the absence of other complicating factors that should cause the employee to recognize that a conflict is present. Similarly, the existence of an interest-bearing loan, at normal rates prevailing at the time of the actual borrowing, from a recognized financial institution will not be regarded as “significant.” However, any equity interest in a competitor, supplier or commercial customer that is not publicly traded must be treated as “significant” and should be reviewed promptly with legal counsel.
Specific Examples.
While it is not possible to describe every situation, it is useful to consider a few examples in which clear conflicts of interest are present so that ground rules can be established:
Position of Influence. If an associate or a member of that associate’s family has a significant financial or other beneficial interest in an actual or potential supplier or customer, the associate may not, without full disclosure and specific written clearance by an Ethics Committee, influence decisions with respect to business with such supplier or customer. Such positions include situations where associates draw specifications for suppliers’ raw materials, products or services; recommend, evaluate, test or approve such raw materials, products or services; or participate in the selection of, or arrangements with, suppliers.
Availability. A conflict of interest may exist when an associate undertakes to engage in an independent business venture or agrees to perform work or services for another business, civic or charitable organization to the extent that the activity prevents such associate from devoting the time and effort to the Company’s business which his or her position requires. An employee shall not accept a position of directorship with another business without the written consent of the chief executive of his or her operating company and shall not accept any position with any organization that prevents such associate from devoting the time and effort to the Company’s business which his or her position requires.
Competitors. An associate must not serve, advise, or be associated with any person or enterprise which is a competitor of the Company, whether as an employee, stockholder, partner, director or advisor, unless that capacity is through membership in trade associations, manufacturer’s groups and the like, and involvement by the associate is at the request of the Company.

Gifts. It is the Company’s policy that all business decisions be made impartially and fairly, and not on the basis of gifts or favors. Therefore, no associate, or any of his or her immediate family, may solicit or accept favors, gifts, loans or other benefits (including services, vacations, holidays, travel, accommodations, and discounts, as well as material goods) from any supplier, customer or competitor. The only exception to this policy is for casual entertainment or gifts (other than money) of nominal value which are customarily offered to others having a similar relationship with the supplier, customer or competitor or if specific approval is obtained via a clearance from the Ethics Committee for the business that the associate works for. Associates should exercise judgment in deciding whether a gift or entertainment is of nominal value. It is always better to decline in circumstances where there is doubt. Items classified as advertising novelties that have wide circulation both within and without the Company (calendars, paperweights, etc.) do not violate the policy against receiving gifts. Permitting a supplier’s representative to pick up the check at a meal is not offensive so long as business was discussed at arm’s length and there are absolutely no implications that an unusual event has been staged with the intention of subverting loyalty to the slightest degree.
Misuse of Information. No information obtained as a result of employment or association with the Company may be used for personal profit or as the basis for a “tip” to others unless the Company has made such information generally available to the public. This is true whether or not direct injury to the Company appears to be involved. This requirement, as it relates to transactions with respect to stock and other securities, is described below. The requirement, however, is not limited to transactions relating to securities and includes any situation in which information may be used as the basis for unfair bargaining with an outsider. The public disclosure of confidential data and trade secrets relating to our business can have a material adverse effect on the Company and, as noted below, is prohibited.
[Hypothetical Scenarios]
Conflicts of Interest
1.
John is a Company associate with responsibility for sales of certain of the Company’s products. John’s sister-in-law has just been employed in a senior position with a customer to which John regularly sells the Company’s products. Which of the following would be John’s best course of action with respect to this customer?

A.	Continue selling products to this customer, but be sure that the price and other terms of the sales are fair and comparable to terms offered to other customers.
B.	Immediately discontinue sales to this customer and notify the customer that the Company will no longer be able to conduct business with the customer.
C.	Notify a member of the Company’s Ethics Committee of this potential conflict of interest and ask for guidance on dealing with this customer.
D.	Try to make his sister-in-law look good in her new job by selling the Company’s products to her new employer at a steep discount.

Answer: C is the correct answer. This situation creates a clear conflict of interest that should be brought to the attention of the Company’s Ethics Committee. A is incorrect because under this approach, even if sales to this customer are actually made on a fair and impartial basis, there is significant risk of the appearance of impropriety. B is also incorrect. Conflicts of interest involving individual associates, if managed appropriately, will rarely prohibit the Company from engaging in business with another entity.
2.
A potential software supplier asks Sue if she would participate in a consumer survey sponsored by the supplier and being performed by a third party consultant to the supplier. Sue agrees because she thinks it would take about 15 minutes, but she ends up on the phone with the person performing the survey for about one hour. A few hours after concluding the survey she receives a message from the person who performed the survey saying that to show appreciation for the time Sue spent, they would make a $200 contribution to the charity of her choice.

A.	Tell the person the name of the charity to whom the contribution should be made.
B.	Politely decline the offer of the donation.
C.	Tell the person the name of the charity and mention that the donation should be more than $200 because Sue spent an hour of her time completing the survey.
Answer: B is the correct answer. Sue should politely decline the offer. Sue performed the survey during working hours and her time is valuable. However, if the Company chooses to do business with the software supplier, there should be no appearance after the fact she was improperly influenced to select the software supplier. It does not matter that the potential donation was to a charity. The potential appearance of being improperly influenced remains.
3.
Tim is a Company associate with responsibility for purchasing materials used in the manufacture of Company products. One of the Company’s suppliers offers Tim an expensive gold watch if Tim agrees to award him a significant contract to supply his product to the Company. Which of the following would be Tim’s best course of action with respect to this proposal?

A.	Accept this proposal. Tim was considering awarding the contract to this supplier anyway, and he could use a new watch.
B.	Decline the proposal and report it to the Company’s Ethics Committee before making any decision on awarding the contract.
C.	Decline the watch, but award the contract to this supplier.
D.	Hold out for a better gift because Tim figures this contract is probably worth a new car.

Answer: B is the correct answer. All business decisions at the Company must be made impartially and fairly and not on the basis of gifts of favors. A is incorrect. Even if the gift did not actually affect the decision to award the contract to this supplier, the gift likely would appear to others to have been a factor in the decision and could influence future business decisions. C is also incorrect. The supplier’s conduct in this case is not consistent with the ethical standards that the Company expects of those with whom it engages in business. Accordingly, this conduct should be brought to the attention of an Ethics Committee member prior to any further transactions with the supplier.
4.
Same facts as in question 3 above, but instead of asking for Tim’s agreement to award him the contract, the supplier offers Tim the watch “just to say thanks” for the business Tim has given him in the past. Tim should:

A.	Thank the supplier for the gift, but tell him that Company policies require that Tim decline it.
B.	Accept the gift. Since Tim isn’t giving the supplier anything in return, there’s no harm in taking it.
Answer: A is the correct answer. It does not matter that the supplier is not asking for anything specific in return for the gift. Gifts from customers, suppliers or competitors, other than those of token or nominal value, are prohibited by the Code because of the possibility that such gifts could affect the impartiality of future business decisions, either actually or in appearance.
5.
You have recently decided to start your own business, and you intend to operate that business while continuing to work as a Company associate. Which of the following would be permissible under the Code?

A.
You own and operate a business that in no way competes with the Company. You do not use Company resources for conduct of the business, and you conduct the business entirely on your own time and in a manner that does not in any way impair your ability to discharge your duties as a Company associate.

B.
You own and operate a business that in no way competes with the Company. You spend some of your time while at work at the Company tending to your business, and you use Company computers, telephones and other office equipment and supplies to conduct your business.

C.
You own and operate a business that competes directly with the Company, but you conduct the business entirely on your own time and in a manner that does not in any way impair your ability to discharge your duties as a Company associate.

D.
You own and operate a business that competes directly with the Company. You spend substantially all of your time while at work at the Company tending to your business, you seize every opportunity to use Company resources for your business and you fraudulently submit expenses associated with your business to the Company for reimbursement.

Answer: A is the only correct answer. The conduct described in each of the other answers is strictly prohibited. The conduct described in answer B is prohibited even where the amount of time spent while at work at the Company or the extent of the use of Company resources is minor.
6.
Someone you know is forming a company that will be a competitor of the Company and offers you the opportunity to invest in the competitor and otherwise participate in the business of the competitor. Under the Code, you may:

A.	Purchase a controlling interest in the competitor.
B.	Purchase a small minority interest in the competitor.
C.	Serve on the board of directors of the competitor.
D.	Enter into a consulting agreement with the competitor pursuant to which you are paid to consult with the competitor on matters relating to its business.
E.	Give your acquaintance free advice on how to operate the business.
F.	None of the above.
Answer: F is the correct answer. The Code prohibits all associates from serving in any capacity with, having any financial stake in or providing, with or without compensation, any assistance to competitors of the Company. The only exception is ownership of not more than one percent of a publicly traded class of securities. Ownership of a minority interest in a privately held company, as contemplated by answer B, is allowed under the Code only if the appropriate Ethics Committee is informed of and approves the ownership of such interest.
CORPORATE OPPORTUNITIES
A corporate opportunity is an opportunity that is discovered through the use of Company property, information or position as a Company associate.
Associates are prohibited from taking corporate opportunities for themselves. When an associate uses corporate property, corporate information or corporate position for personal gain, he or she is taking a corporate opportunity. You must use corporate opportunities and Company property or other resources only for advancing the legitimate business interests of the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Associates who intend to make use of Company property or opportunities in a manner not solely for the benefit of the Company should consult beforehand with the applicable Ethics Committee.
[Hypothetical Scenarios]
Corporate Opportunities
7.
You are asked by the Company to identify potential locations for a new manufacturing facility and to recommend one or more locations to senior management. You find two available properties that would be ideal for the new facility. However, one of the properties would also be an ideal spot for a new shopping mall, and you have recently invested in a group that plans to develop a shopping mall. Which of the following is an appropriate course of action?

A.
Present only one site to Company management and present the other to your investment group. You thought the two properties were equally good for the Company, so the Company doesn’t lose out if you don’t present to it both options.

B.	Present both options to the Company, and allow your investment group to pursue the property for its shopping mall only if the Company has made the determination not to pursue the property.
C.	Acquire both properties for yourself and try to sell them to the Company at an inflated price.
Answer: B is the correct answer. Both properties represent corporate opportunities of the Company. Accordingly, you are prohibited from using the opportunity for your own advantage unless the Company has clearly determined that it is not interested in pursuing the opportunity.
CONFIDENTIAL INFORMATION
The Company’s success is largely dependent upon the strict adherence by associates to the Company’s policy of nondisclosure of information that belongs to the Company and other confidential data. Of particular concern is the need to safeguard the Company’s business plans and developments. The unauthorized disclosure of Company information (including business records, business data, personal and financial information, social security numbers, bank records, acquisition plans, divestiture plans, investment plans, and other strategic business plans), whether verbally or in writing (including on anonymous Internet chat rooms or message boards), will not be tolerated. Under no circumstances should these matters be discussed informally as office gossip, over cocktails, at home or otherwise. Such discussions substantially increase the likelihood that the Company’s strategic plans will become known to others prior to the time that the Company is prepared to execute them. Premature disclosure hurts the Company’s planning flexibility and may make it impossible to conclude the proposed project. Much time and effort are spent in developing the Company’s strategic plans.

Remember the success of the Company is largely dependent upon the strict adherence by all associates to the Company’s policy of nondisclosure of confidential information. The sharing of such information with others may: (a) result in penalties under state and federal securities laws; (b) constitute the theft of trade secrets, which is a crime; (c) generate criticism and embarrassment to the employee and the Company; (d) compromise the Company’s ability to achieve its strategic objectives; and (e) violate the privacy rights of an individual. If each associate refrains from discussing confidential aspects of the Company’s business and operations with anyone inside the Company who is not otherwise familiar with the confidential information and everyone outside the Company, each employee will avoid liability and embarrassment to himself or herself and damage to the Company.
Information obtained from third-parties (including business records, business data, personal and financial information, social security numbers, bank records) should, likewise, be kept confidential. For example, you must not attempt to obtain trade secrets, proprietary information or other confidential information relating to competitors from job candidates or newly hired employees.
[Hypothetical Scenarios]
Confidential Information
8.
You and your co-worker, Steve, take a break one afternoon to go get a coffee at the local Starbucks. While standing in line to order your coffee, Steve starts discussing (rather loudly) the Company’s plans to purchase another business. (Steve learned of this acquisition while eavesdropping in the break room.) Although you, too, have heard about this acquisition, you are also aware of the Company’s policy regarding confidential information. How should you respond to Steve’s comments?

A.	Share with Steve what you have heard.
B.	Turn to the person behind you in line (who happens to be the President of a competitor) and say “can you believe the news?”
C.	Ignore Steve’s comment.
D.	Discretely remind Steve that the acquisition is confidential information about the Company and should not be discussed in public.
Answer: D is the correct answer.
9.
Upon returning to work, Steve wants to continue the conversation about the acquisition in the hallway between your two offices. Can you now discuss the matter openly because you are on the Company’s premises?

A.	Yes — it is acceptable to discuss the acquisition among the Company’s employees.
B.	No — you and Steve should not discuss the matter any further.

C.	No — you and Steve should only discuss the acquisition in the privacy of one of your offices.
D.	Yes — it is likely that all the Company’s employees are aware of the acquisition because both you and Steve knew.
Answer: B is the correct answer.
10.
You are working late one night finalizing some financial documents which include details about the Company’s financial condition. As it approaches 11:00 p.m., you decide to stop working and go home. Because you are tired, you question whether you should leave your computer on so that you can resume working as soon as you return to work in the morning. As far as you can tell, no one is around except the cleaning crew, and no one would bother looking at your computer anyway. What should you do?

A.	Shut down your computer to ensure that no one will be able to gain access to the financial statements.
B.	Leave your computer on, but turn off your monitor so that anyone who comes to your office will think your computer is turned off.
C.	Leave your computer and monitor on — you’ll be in early.
D.	Shut down the computer, and take the documents home to review them.
Answer: Both A and D are correct answers. D raises another important issue regarding confidential information — the Company should ensure that if employees are allowed to take confidential information out of the office (a policy which, if it exists, should be enforced consistently), employees must understand that they are required to safeguard the information from disclosure.
11.
You have heard around the office that your supervisor, Mary, and one of your co-workers, Bill, are involved in a romantic relationship. Many of your co-workers within your group are discussing the relationship because Bill and Mary made their relationship very obvious at a recent company golf tournament. You are aware that the Company has a policy prohibiting relationships between a supervisor and his/her subordinate. Your office is just outside the door of the Human Resources Manager, and Mary and Bill have both been in the Manager’s office today, along with some of your peers who attended the golf tournament. You overhear bits of the conversation, and you begin to suspect that the Company is conducting an investigation into the relationship. Because of your proximity to Human Resources, people begin asking you what is taking place. How should you respond?

A.	Tell them everything you have seen and heard. It’s no secret who has been in the Human Resources Manager’s office.
B.	Tell them you are not sure, and have not been paying attention because it is not your business.

C.	Speculate that the Company is conducting a sexual harassment investigation, and Mary will probably be disciplined for violating the Company’s policy.
D.	Tell them that no one should be discussing the matter because it is confidential.
Answer: D is the correct answer. Although B gets you halfway there, the real answer is D.
12.
Although you have enjoyed a prosperous career with the Company, you have been made an offer you cannot refuse by one of the Company’s competitors. You will be performing the same job duties as you were at the Company (sales). Although the prospective employer has not requested any information regarding the Company’s clients, you suspect that providing the customer information would help you get off to a great start with your new employer. To this end, you decide to take with you the information regarding the clients with whom you have a relationship, including their names, addresses, purchase history and each customer’s contact person. You figure that this information is partially yours anyway, since you have maintained the relationship for years. Any problem?

A.	No — these are your customers and you are entitled to keep up the relationship, no matter where you work.
B.	No — if the customers were important to the Company, the Company would have matched the new company’s offer to invite you to stay.
C.	Yes — customer lists may be considered the confidential information of the Company.
D.	Yes — the Company may seek an injunction to keep you from taking or using the customer information.
Answer: C and D are the correct answers.
PROTECTION AND PROPER USE OF COMPANY ASSETS
Protect the Company’s property and resources as you would your own. Associates are responsible for using Company resources and property (including Company travel expenses, time, materials, computers, telephones, other equipment, and proprietary information) for Company business purposes only, and not for his or her personal benefit. Inventions and ideas developed using Company assets and during Company time belong to the Company, and should not be disclosed, used or commercialized other than by and for the Company. These inventions are Company property and must be disclosed to your supervisor, manager or legal counsel for appropriate further action. Company assets may be used only for Company purposes. Use of Company provided technologies and property for calls, emails or other similar matters of a personal nature should be infrequent. We are expected to engage in only Company business related activities during business hours. Associates must not perform non-Company business or solicit business for a non-Company business while working on Company time.

[Hypothetical Scenarios]
Protection and Proper Use of Company Assets
13.
You are an employee in the Company’s information services department. In your “free” time at work, you have been creating a software program that has enabled you to create and maintain a database of all the Company’s vendors. Although you understand that the information within the database belongs to the Company, you consider the software program that you developed to be your property. You are considering leaving the Company, and plan on taking it with you to use at your next job. Who knows, you may be compensated for it. Are you allowed to do this?

A.	Yes — you created the program; therefore, it is yours.
B.	Yes — you never signed any agreement with the Company about inventions.
C.	No — you created the software while at work using the Company’s property.
D.	No — but no one will ever know.
Answer: C is the correct answer.
14.
You have just joined the Company as a sales person. Previously, you worked with the Company’s top competitor in the region. You decide that a friend of yours who is still employed with the competitor would be a great addition to the Company. Moreover, you believe that bringing your friend to the Company as an employee would impress your new boss, because your friend has an impressive sales record. However, you are bound by a two-year covenant prohibiting you from soliciting the competitor’s employees (a clause contained in your employment agreement with the competitor). Should you contact your friend about the job?

A.	Yes — the Company needs new sales people.
B.	No — contacting your friend about joining you at the Company would be a breach of your employment agreement.
C.	Yes — your former employer will never know how your friend learned about the job.
D.	No — you don’t want to risk getting your new employer in trouble.
Answer: B and D are both correct answers.

15.
The Company sends you to Home Depot to purchase (with your manager’s Company credit card) an emergency item needed in the warehouse. You find what you need, and while standing in line for the register, you see a tape measure. Your spouse has been nagging you to pick one up the next time you go to a hardware store. You question whether you should buy it and charge it to the Company’s credit card in order to avoid holding up the line. What should you do?

A.	Buy it — the Company should compensate you for going to Home Depot anyway.
B.	Buy it — it’s only $5. No one will ever notice.
C.	Don’t buy it with the Company credit card — the purchase is unauthorized.
D.	Buy it — but pay for it with your own money.
Answer: Both C and D are correct answers.
FAIR DEALING
Each of us is expected to deal fairly with actual and potential customers, suppliers, competitors and associates. No associate should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts when conducting the Company’s business, or any other unfair dealing practice. Be honest in all your dealings.
We should avoid even the appearance of wrongdoing and, at all times, should conduct our business according to the highest ethical standards. We should compete solely on the merits of our products and services, as well as our ability to service what we offer, and not engage in any form of unfair competition.
Furthermore, we will not condone the use of competitors’ or other third parties’ confidential information obtained during past employment or which has been obtained, directly or indirectly, by improper means such as misappropriating confidential information, bribing, contacting a competitor’s employees, or misrepresenting the fact that you are an employee of a competitor. If consultants or other persons are retained by the Company to gather competitive information, the same rules would apply.
Some additional guidelines are:
•	Deliberately misleading messages, omissions of important facts or false claims about competitor’s products or services are not acceptable.
•	Be accurate and truthful in all dealings with customers and be careful not to misrepresent the quality, features, or availability of our products or services.
•	Do not interfere with an agreement made between a potential customer and a supplier competing with us.
•	Never engage in industrial spying or commercial bribery.

Besides being responsible for their actions toward others, employees are obliged to retain certain documents that they create or receive. Each employee must strictly observe Record Retention Guidelines. The application of the laws of fair competition is complex and sometimes ambiguous. When questions arise, consult with legal counsel.
[Hypothetical Scenarios]
Fair Dealing
16.
Josh is a Company associate with responsibility for sales of the Company’s products. A customer contacts him to place an order for products. The customer indicates that it must have the products by a specified date and that the customer will look at other options for the products if the Company cannot deliver the products by the specified date. Josh knows, based on orders already in place from other customers and production lead times, that the Company will not be able to provide all of the requested products by the specified date. Which of the following would be a permissible course of action with respect to this order?

A.	Furtively attempt to pull strings within the Company to redirect products intended for another customer to this customer.
B.
Tell the customer that the Company can fill the order on time. Because Josh knows that by the time the customer discovers that the products won’t be delivered on time, it will be too late for the customer to get the products from a competitor. Josh thinks he will be able to blame the delay on “unforeseen circumstances” and smooth things over with the customer.

C.	Tell the customer that his request is totally unreasonable and absurd.
D.
Explain to the customer that, although the Company always uses its best efforts to meet its customer’s requirements, the Company cannot have the quantity of products available by the specified date. Attempt to identify alternatives that will satisfy the customers’ needs.

Answer: D is the correct answer. The conduct described in all other answers would violate the Company’s policy of Fair Dealing.
17.	Josh recently learned that a customer has placed with a competitor an order that Josh had hoped to receive. Josh should:
A.	Call the customer and tell her that she will regret the decision to place the order with the competitor because the competitor’s products are of poor quality.
B.	Attempt to persuade the customer to breach its contract with the competitor.
C.	Take appropriate steps to maintain the Company’s relationship with the customer so that the Company will be considered for future orders by the customer.

Answer: C is the correct answer. The conduct described in the other answers would violate the Company’s policy of Fair Dealing.
18.
An acquaintance of yours recently left a position at a competitor of the Company. The acquaintance contacts you and offers to share with you sensitive information concerning the competitor. You should:

A.	Allow the acquaintance to share the information with you and use the information to the Company’s advantage.
B.
Allow the acquaintance to share the information with you, with the thought that you are merely curious about the competitor’s practices but don’t intend to use the information to the Company’s advantage.

C.	Tell the acquaintance that you are not interested in the information.
D.	Set up a meeting with the acquaintance and all potentially relevant Company associates so that the Company can maximize the benefits of the acquaintance’s willingness to share information.
Answer: C is the correct answer. You should assume that your acquaintance has a duty to his former employer not to disclose confidential information concerning the former employer. The Company will not condone the use or intentional acquisition of any information acquired in violation of or potentially in violation of any such duty.
19.	A position senior to yours has opened up at the Company, and you believe that you and another Company associate are the most likely candidates to fill the position. You may:
A.	Spread rumors concerning the other associate’s qualifications for the position and/or interest in filling the position.
B.	Try to dig up dirt on the other associate.
C.	Express your interest in the position to those responsible for deciding to whom the position should be offered and explain your qualifications to those persons.
D.	Offers items of value or favors to the persons responsible for deciding to whom the position should be offered.

Answer: C is the only correct answer. The conduct described in all other answers would violate the Company’s policy of Fair Dealing.
20.	You learn potentially embarrassing but purely personal information about an employee of a customer, supplier or competitor or another Company associate. You should:
A.	Keep the information to yourself.
B.	Send out an email containing the information to a large group of Company associates.
C.	Share the information with a few of your closest friends at the Company.
D.	Threaten the individual with disclosure of the information if the individual does not act in a way that is advantageous to you or to the Company.
Answer: A is the only correct answer. The conduct described in all other answers would violate the Company’s policy of Fair Dealing.
COMPLIANCE WITH APPLICABLE LAWS
While the Company is involved in highly competitive business activities and hence must compete vigorously, it must do so in strict compliance with all laws and regulations applicable to its activities. When the Company’s internal policies are more stringent than local laws, those policies must be observed and followed. No associate should at any time take any action on behalf of the Company that he or she knows or has reason to suspect violates any applicable law or regulation.
It is the Company’s policy to comply not only with the formal requirements of applicable laws and regulations, accounting standards and Company policies, but also with the spirit of such laws, regulations, standards and policies. Any conduct that is technically in compliance with such laws, regulations, standards or policies but violates the principles underlying or is designed to evade the requirements of any such law, regulation, standard or policy is unacceptable.
The following sections outline basic principles of the laws relating to antitrust, inside information, the trading of securities, proprietary information, political contributions, employee relations, environmental regulation and certain other matters. These laws are explained because of their particular importance to our existing and anticipated business activities. It should be understood, however, that this policy is not limited to them, but extends to all applicable laws and regulations.
ANTITRUST COMPLIANCE
At the heart of the antitrust laws is the conviction that the economy and the public will benefit most if businesses compete vigorously, free from unreasonable restraints. Compliance with the antitrust laws is the policy of the Company and the responsibility of each associate. Failure to comply could result in serious consequences for the Company and offending associates. Violations of many antitrust laws are crimes, subjecting the Company and the individuals to heavy fines, and individuals to possible imprisonment as well. In addition, the Company may be required to pay treble damages and be ordered to refrain from engaging in the activity. Frequently, such orders will extend across the entire product line of a company, although the violations relate only to a single product. And, of course, the Company may be damaged in its reputation even in those cases in which it ultimately prevails in a legal action.

Many elements of the U.S. antitrust laws are applicable to international transactions in which any United States person or corporation is a party where it may be shown that the transaction has any substantial effect on the foreign commerce (e.g., imports or exports) of the United States. Once it is found that the international transaction falls within the jurisdiction of the U. S. antitrust laws, those laws are applied in precisely the same manner as they are applied with respect to domestic transactions. Transactions deemed to be automatic violations, if engaged in domestically, will similarly be deemed to be violations if engaged in overseas.
While it is not possible within this Code to address all areas covered by antitrust laws, the following guidelines are intended to address some of the most common antitrust situations that may face associates. In all of your dealings on behalf of the Company, be guided by the following rule: Whenever you are in doubt, consult with legal counsel at the earliest possible moment. For more detailed guidelines, click here to view the Antitrust Compliance Guide.
Basic Antitrust Rules of the Road:
•	Do not discuss prices, terms and conditions of sale, discounts, credit terms or similar subjects with your competitors.
•	Do not participate in benchmarking or statistical reporting of competitive information among competitors without clearance from legal counsel.
•	Do not “signal” competitors regarding pricing strategies and do not use customers or other third parties to “send the message” about how the industry should behave.
•	Do not agree with a competitor to stay out of each other’s markets or to stay away from each other’s customers.
•	Do not discuss current or future output, costs, marketing strategies or other competitively sensitive information with competitors.
•	Do not price below cost without consulting legal counsel.
•	Do not coerce customers or others into setting specific prices.
•	Do not tie (that is, condition) the sale of one product to another.
•	Do not reach agreements with dealers or customers to take any action vis-à-vis another dealer or customer.
•	Do not agree with competitors not to deal with, buy from or sell to a customer or supplier.

•
Do not leave open-ended or unsolicited offers from competitors to join a conspiracy hanging in the air. The standards for conspiracy to violate the antitrust laws are extremely broad and conspiracies have been found even where competitors never met or exchanged words. It is a mistake to think that the prohibited types of agreements identified above must be either formal or conspiratorial. The unlawful agreement may often be no more than an informal understanding reached at a seemingly innocent occasion like a trade association meeting or on the golf course, or simply an understanding based on the sharing of competitive information that naturally tends to produce uniform action. Since there is often no written evidence or testimony that clearly establishes that there was an unlawful agreement, proof of such an agreement usually depends on circumstantial evidence — conversations, memoranda, or the exchange of competitive information which seems to suggest that there may have been an unlawful understanding about prices, production, customers, sales, territories, or the like. If discussion of prohibited subjects should arise in a meeting where competitors are present, you should clearly disassociate yourself from the conversation and leave the meeting so that other participants present will remember that you left the meeting and your reason for leaving. Simply walking away from an improper conversation about price, market allocation or bid rigging is not sufficient. You must document this conversation and consult with legal counsel.

•
Avoid informal contact with competitors to the extent possible. Trade associations are a frequent source of antitrust complaints. Accordingly, membership and participation in trade associations should be carefully and regularly monitored to make sure that they serve a valuable business purpose and that their benefits are not outweighed by the antitrust risks. Because trade associations are meeting places for competitors, typically the association’s articles and by-laws carefully set forth the scope and activities of the association in language that, if followed, is above reproach. However, any forum where competitors meet can become a vehicle for potential antitrust concern. Small local group meetings are perhaps more dangerous than larger more formal groups, as generally their activities are not monitored and the minutes of their meeting, if any, are often incomplete. Even more dangerous are “rump sessions” following the more formal proceedings where competitors get together over drinks and discuss company business. References to such meetings in expense reports can be troublesome because as time elapses, memories dim and, as we have seen in various industry-wide antitrust investigations and litigations, a witness when questioned about such informal gatherings is often faced with saying that he has no recollection of the subjects discussed. This can be awkward, particularly where there are many such incidents. The best advice is to avoid to the extent possible such informal contact with competitors. Any price change or uniform activity among competitors that occurs shortly after such a meeting becomes very suspect.

•
If participation in a meeting with competitors serves a valuable and legitimate business purpose not outweighed by the antitrust risk, formal procedures, including the circulation of agendas prior to the meetings and the memorialization of detailed minutes of the proceedings, should be followed at all meetings. There should be someone present at all association meetings, such as counsel, or a chairman, who will indicate when the topic under discussion creates a possible risk of antitrust exposure and who will make certain that further discussion of such topic is dropped.

[Hypothetical Scenarios]
Compliance with Applicable Laws
Antitrust Laws
21.
At the recent convention, Barbara (a Company associate) runs into Alan from a competing company (“Competitor”). Alan starts by complaining how tough business has been lately, then mentions pending RFP’s from two potential customers (Customer A and Customer B). He says: “We are really focusing on Customer A. You know they have been our biggest customer for years. I don’t know what we’ll do about Customer B, if anything.” Barbara is surprised and walks away without responding. Back in her office a few days later, Barbara is reviewing the financial projections in light of the Company’s new focus on margins rather than share. She decides to bid to Customer B but not Customer A, and notifies her sales team. Customer A complains to the Justice Department, which charges both companies and individuals with price-fixing. How do you vote: Guilty or Not Guilty?

The Company produces documents to the Department of Justice, including the following email from Barbara to her boss, Bill:
TO: Bill
FROM: Barbara
I ran into Alan at the show last week and he said in so many words that if we don’t bid hard for Customer A they would leave us alone at Customer B.
And Bill’s response:
TO: Barbara
FROM: Bill
Sounds like a deal!
In the documents Competitor produces to the DOJ is an email from Alan to his boss:
TO: Adelle
FROM: Alan
Looks like we won’t have to worry about the Hillenbrand company on this one. They pulled back their proposal to Customer A after I talked to them. We’ll have to remember that next time one of their customers approaches us.
Now do you think there was an agreement? Barbara should have:
A.	Responded to Alan.
B.	Documented her reasons for declining the business.
C.	Contacted the legal department.

Answer: All of the above are correct responses although incomplete. Barbara should have stated very clearly that she could not discuss any competitive topics with Alan and walked away. Immediately after that she should have documented what happened and sent the memo to the legal department. She should also have been much more careful about any emails on the subject.
THE USE OF INSIDE INFORMATION AND TRADING IN SECURITIES AND PUBLIC, MEDIA AND GOVERNMENTAL COMMUNICATIONS
Trading. There is always one question every associate must ask before buying or selling, or recommending that others buy or sell Hillenbrand, Inc. shares: “Am I in possession of material nonpublic information?” If the answer is yes, you may not buy or sell Hillenbrand shares.
The federal securities laws prohibit the purchase or sale of any security by a person who possesses material nonpublic information (commonly known as “insider trading”) until the Company has disclosed such information to the public. This includes not only orders for purchases and sales of stock and convertible securities but also options, warrants, puts and calls. You should wait until the information has been publicly released and the public has had sufficient time to absorb it, that is two business days from the time of disclosure by the Company.
The federal securities laws also prohibit the passing of such information to another person who may trade in any security based upon such information (known as “tipping”). Because of the taint that can attach even to allegations of insider trading, the Company and its associates should attempt to avoid even the appearance of impropriety in this regard. Remember, transactions are always viewed in hindsight.
The insider trading regulations were designed to ensure that all investors have equal access to material information regarding a company’s securities.
Therefore, the federal securities laws and regulations and Hillenbrand, Inc.’s policy prohibit any person having material nonpublic information regarding Hillenbrand, Inc. from buying or selling Hillenbrand, Inc. stock when such information has not been published to the general public. Family members and friends who have gained confidential information from such associates are also prohibited from trading Hillenbrand, Inc. stock. Accordingly, any references to associates below apply equally to these other individuals.
A good rule of thumb regarding timing of purchases and sales of Company securities is to trade only during the period after two calendar days after an earnings announcement until the end of the fiscal quarter prior to an earnings announcement for that fiscal quarter. Even during that period, however, you may not purchase or sell or otherwise engage in transactions involving Company securities if you possess material inside information not disclosed by the earnings announcement.

Associates who have material nonpublic information regarding Hillenbrand stock or another company’s stock should (1) not disclose that information to anyone inside or outside the Company; (2) avoid buying or selling stock in Hillenbrand, Inc. or another company until such knowledge has been made public; (3) avoid recommending or suggesting to another to buy or sell stock in Hillenbrand or in another company until such information has been made public. It is particularly important to exercise care and refrain from discussing nonpublic information in public places such as elevators, airplanes, taxis, or restaurants where discussions might be overheard.
Violations of these rules may result in Hillenbrand, Inc. receiving a fine that could involve millions of dollars. Associates may be subject to large fines, treble damages based on unlawful profits, and a jail term. Associates face sanctions imposed by Hillenbrand for violation of these standards.
Public, Media and Governmental Communications. It’s essential that we maintain integrity in our relationships with the general public — which is influenced by our shareholders, representatives from the media and other members of our communities. Requests for financial or business information about Hillenbrand and its operating companies from the general public, shareholders, or the media (e.g., newspapers, radio, television, magazines, etc.) must be submitted for review and approval by Hillenbrand’s Chief Financial Officer, Vice President of Investor Relations, General Counsel or your company’s communications officer. Hillenbrand has established rigidly defined channels through which communications proposed for public release must flow. No disclosure of information that has not yet been disclosed publicly should be made without first consulting the Company’s policy and procedures on this subject or one of those individuals. Likewise requests for information or other contacts from the Securities & Exchange Commission or the New York Stock Exchange must all be referred to the Hillenbrand, Inc. Chief Financial Officer, Vice President Investor Relations, or General Counsel. It is critical that you not respond to any such inquiry or contact yourself because any inappropriate or inaccurate response, even a denial or disclaimer of information, may result in adverse publicity and could otherwise seriously affect Hillenbrand’s legal position. Any other information request from someone representing a government agency must be referred to your supervisor or manager or to one of the representatives of your company’s legal, human resources or finance teams.
Definitions.
Material information is information that is important enough to affect your or anyone else’s decision to buy, sell or hold the Company’s shares or securities. Information about the following could be material: quarterly or annual earnings results; financial forecasts, mergers, acquisitions, tender offers, joint ventures, divestitures or other changes in assets; dividends; stock splits; management changes or changes in control; public or private sale of a significant amount of additional debt or equity securities; major litigation; significant labor disputes; major plant closings; establishment of a program to buy the Company’s own shares; the award of a significant contract; new products or discoveries, or developments regarding customers or suppliers; change in auditors or disagreements with auditors; and deterioration in the Company’s credit status. The foregoing list is intended to be illustrative and is not intended to be complete. Any questions regarding whether information is material or nonpublic, or whether there has been an inadvertent disclosure of such information, should be directed immediately to legal counsel.

Nonpublic information has not yet been disclosed to the investing public. Information is considered to be public knowledge when it has been published in newspapers or other media or has been disclosed in a press release. Until formally released to the public through a press release or filing with the Securities & Exchange Commission, material information concerning Company plans, projects, successes or failures is considered “inside” information and, therefore, confidential. Information that has been publicly disseminated such that investors have had the opportunity to evaluate it, or that has been filed with governmental agencies as a matter of public record, is considered public and is available to anyone upon request. Examples include press releases, annual and quarterly earnings reports to stockholders, published speeches, reports to the Commission (e.g., reports on Forms 10-K, 10-Q, and 8-K), registration statements, prospectuses and proxy materials and information appearing on the Company’s Internet website.
Directors and Officers. Hillenbrand, Inc.’s directors and certain of the officers and shareholders of Hillenbrand or its operating companies are subject to more restrictive rules concerning the purchases and sales of Company securities, reporting requirements, and recapture of short-swing profits under the securities laws. Those extensive restrictions have been communicated to directors and officers separately. However, compliance with those rules is part of our policy of full compliance with all applicable laws governing securities.
[Hypothetical Scenarios]
The Use of Inside Information and Trading in Securities
22.
You overhear a conversation in the lunchroom in which a Company associate remarks that Hillenbrand’s earnings for the quarter that is about to end probably will fall below the earnings guidance that Hillenbrand has previously made public. Hillenbrand has not made a public announcement of the expected earnings shortfall. Which of the following is true?

A.	You may trade in Hillenbrand stock. Information concerning earnings is not material.
B.	You are prohibited from trading Hillenbrand stock.
C.	You may trade in Hillenbrand stock. Because you didn’t acquire the information while acting in your official capacity at the Company, you aren’t prohibited from using the information to trade.
D.	You may trade in Hillenbrand stock as long as you buy or sell fewer than 100 shares.
Answer: B is the correct answer. Information concerning earnings is clearly material, and you may not trade whenever you are in possession of material nonpublic information. It does not matter whether you acquire the information accidentally or in the performance of your job. Also, the number of shares that you trade is not relevant for purposes of insider trading laws or the Company’s trading policy.

23.
On the day you were planning to buy some Hillenbrand stock, you learn for the first time of a positive development relating to one of Hillenbrand’s businesses. You aren’t sure whether the development is material information or whether the development has been publicly announced. You should:

A.	Consult with in-house legal counsel at Hillenbrand before buying.
B.	Assume that it is safe to buy Hillenbrand shares, because if the development were material Hillenbrand would already have issued a press release announcing the development.
C.	Tell your broker about the development and ask his opinion regarding whether it is okay for you to buy.
D.	Buy options for Hillenbrand stock, because trading in options is not subject to insider trading laws or the Company’s trading policy.
E.	Go ahead and trade, and keep your fingers crossed that the development didn’t constitute material nonpublic information.
Answer: A is the correct answer. Hillenbrand’s in-house counsel are always available to discuss such matters with you, and this is always the best course of action if you are at all unsure whether it is okay to trade. B is incorrect because there will certainly be situations in which material nonpublic information exists and Hillenbrand has not yet determined to or been required to make a public disclosure. C is incorrect because, among other reasons, you are prohibited from sharing confidential information about any Hillenbrand company with third parties. D is incorrect because trading in options and other derivative securities is subject to insider trading laws and the Company’s trading policy to the same extent as trading in Hillenbrand common stock.
24.
Jane is having dinner with some friends and discussing her job at the Company. She wants to tell her friends about the exciting transaction she has been working on, which is a significant potential acquisition of another company by Hillenbrand or one of its operating companies. A final agreement with the other company for the acquisition has not been reached yet, and no public announcement of the transaction has been made. May Jane tell her friends about this transaction?

A.	Yes. Because no agreement has been reached with the other company, the potential transaction is not material nonpublic information.
B.	No.
C.	Yes, as long as she tells her friends not to trade in Hillenbrand stock.
D.	Yes. It would be okay for Jane’s friends to trade in Hillenbrand stock because they are not employees of Hillenbrand or one of its operating companies.
Answer: B is the correct answer. A is incorrect. If a transaction or development would be material when it actually occurred, then the fact that there is a possibility that the transaction or development may occur would likely also constitute material information. C and D are incorrect because disclosing material nonpublic information to third parties is a violation of the Company’s trading and confidentiality policies. Moreover, if Jane’s friends used the information to trade in Hillenbrand stock, Jane could have liability under insider trading laws for “tipping.”

25.	Same scenario as in 3 above, but Jane is having dinner with her parents rather than with her friends. May Jane tell her parents about the transaction?
A.	Yes. Because no agreement has been reached with the other company, the potential transaction is not material nonpublic information.
B.	No.
C.	Yes, as long as she tells her parents not to trade in Hillenbrand stock.
D.	Yes. It would be okay for Jane’s parents to trade in Hillenbrand stock because they are not employees of Hillenbrand or one of its operating companies.
Answer: B is still the correct answer. It does not matter that Jane would be disclosing information to her parents rather than her friends.
26.
Jane receives a telephone call from a person who identifies herself as a securities analyst who covers Hillenbrand stock. She asks Jane how things are going at the Company and whether there are any interesting developments at the Company. Jane should:

A.	Speak freely and openly to the analyst. Analysts need to know what’s going on with the companies they cover in order to do their jobs well.
B.	Decline to speak to the analyst about the Company and refer her to the Company’s Investor Relations department.
C.	Talk to the analyst, but only about things that Jane thinks do not constitute material nonpublic information.
D.	Tell the analyst she’ll share some good information with her, but only if she gives Jane a good stock tip.
Answer: B is the correct answer. The federal securities laws strictly regulate the manner in which material nonpublic information may be communicated to persons such as securities analysts and investors, and Hillenbrand has established procedures for dealing with inquiries from such persons.
Accordingly, such inquiries should always be referred to Hillenbrand’s Investor Relations personnel. Sharing information with the analyst would violate Hillenbrand’s trading and confidentiality policies and could result in liability under the securities laws for you or Hillenbrand.

POLITICAL CONTRIBUTIONS
Political contributions by corporations in governmental elections, whether by direct or indirect use of corporate funds or resources, are, in many jurisdictions, unlawful. Even in those jurisdictions where those contributions are not unlawful it is the Company’s policy not to make any political contributions in such elections except with prior approval of the applicable operating subsidiary’s board of directors.
In the United States, political contributions by corporations in federal elections, whether by direct or indirect use of corporate funds or resources, are unlawful. Limitations on contributions by a corporation in state elections vary from state to state. It is the Company’s policy that any contribution by the Company, or any operating subsidiary, to state elected public officials, candidates for public office or political parties, must be preapproved by the President of the Company or applicable operating subsidiary. Any such contribution, however, shall be limited to two thousand dollars ($2,000.00) to any one person or entity in a fiscal year, unless more strictly regulated by state law. Any contribution in excess of that amount is prohibited except with the prior approval of the Board of Directors of the Company or applicable operating company. While individual participation in the political process and in campaign contributions is proper and is encouraged by the Company, an associate’s contribution must not be made, or even appear to be made, with the Company’s funds; nor should the selection of a candidate or of a party be, or seem to be coerced by the Company. Fines and jail sentences may be imposed on officers and directors who violate certain political contribution laws, and the Company may be fined.
No direct or indirect pressure in any form is to be directed toward employees to make any political contribution or participate in the support of a political party or the political candidacy of any individual.
[Hypothetical Scenarios]
Political Contributions
27.
The representative from the third district of Oregon, Congressman Jones, asks for the Company to provide a political contribution to his re-election campaign in the form of a $1,000 cash payment. Can the Company honor this request by drafting a check in that amount from the Company’s general funds and transmitting it to the Congressman’s official political action committee designated to receive such contributions?

A.	Yes, because the dollar amount does not exceed the $5,000 limitation on PAC contributions in a given year.
B.	Yes, because the Congressman represents a district in which the Company is not “doing business” under applicable State laws.
C.	Maybe, because while lawful under federal law, the contribution may violate applicable statutes in the State of Oregon.
D.
No, because contributions from the Company’s treasury are expressively prohibited under applicable federal law. Contributions to a federal campaign can only be made from a special, designated fund drawn from individual contributions.

E.	It completely depends on Congressman Jones’ voting record in the last cycle.
Answer: D is the correct answer.

28.
Assume the Company establishes a political action committee, or PAC, properly registered with the Federal Elections Commission, and that the PAC is in compliance with regulatory standards. May all of the members of the Board of Directors of the Company make contributions to the PAC?

A.
No, because one of the Board members may be a citizen of Sweden. The PAC administrator would first need to make sure that, by the time the contribution is made, the member was lawfully admitted for permanent residence in the United States.

B.	Yes, assuming that the PAC contribution will not result in any of these individual contributors exceeding their personal aggregate annual limitation on federal contributions of $25,000.
C.	Yes, assuming that no individual contributes more than $5,000 to the PAC during any one electoral cycle.
D.	No, because members of the Board of Directors are not part of the eligible class of contributors to the Company’s PAC.
E.	Only Directors with stock ownership may contribute to the Company’s PAC.
Answer: A is the correct answer.
29.
It is well into the future and, having exhausted all other options, the Republican National Committee has somehow chosen Louisville, KY as the site for its national convention. Given the proximity to its headquarters, the Company has decided to become a major sponsor of the convention, and has made this fact plainly known. A Republican Senator, who is up for re-election but is not running for President, asks to be flown in the corporate jet (or driven in the corporate bus, if you prefer) to Louisville. Can the Company provide this service?

A.	No, because the jet is owned by the Company, and therefore its use would be an in-kind contribution of corporate monies.
B.	Yes, but only if the Senator’s campaign reimburses the Company in an amount equal to the price of a first-class ticket to Louisville.
C.	Yes, because the convention is a national event not directly related to the re-election of the Senator.
D.	No, because the provision of air flight services could be construed as a violation of applicable bribery laws.
E.	Yes, but only if the Company offers similar service to any Republican primary opponents that the Senator may have.
Answer: B is the correct answer.

30.
The Company has established a PAC, and now it’s time to fill the PAC coffers with political contributions for distribution to needy elected officials. For his part, the CEO has decided to contribute the maximum to the PAC — $5,000 for the year. Can he send frequent letters to all employees, noting that the kind of “good citizenship” he has displayed in his contribution is the kind of “good citizenship” the Company likes to see in anyone advancing to the Company’s executive ranks, and assuring employees that they will be “made whole” if they contribute?

A.	No, because contributing to the corporate PAC cannot be a basis for advancement in employment, even impliedly.
B.
No, because the Company may not solicit all employees for contributions to the PAC, only members of the PAC’s “restricted class” of stockholders, administrative and executive personnel. An “expanded class” can only be contacted twice-yearly.

C.	No, because federal law prohibits rebating PAC contributions in the form of bonuses or other forms of financial remuneration.
D.	Yes, because he is the CEO.
E.	A, B, and C.
Answer: E is the correct answer.
31.
Several employees of the Company wish to volunteer their time for canvassing for a candidate for Congress in a district in which the Company owns and operates facilities. The employees, together with non-employee campaign officials, meet each Friday at the end of the day for 10 minutes in the Company’s parking lot. From there, they divide up the signs, campaign literature, addresses, and set out on their adventures in participatory democracy. Can the Company allow this to occur?

A.	No, because the use of corporate property in this manner constitutes an in-kind contribution of the Company’s assets.
B.	No, unless the campaign is willing to compensate the Company for the time and the use of the property.
C.	Such employee participation is only allowable if the senior executives order the employees to so participate.
D.	Yes, because employees can always volunteer their time, and the property use is only incidental.
E.	No, because employee participation constitutes de facto “endorsement” by the Company, an act prohibited by law for a publicly-traded Company.
Answer: D is the correct answer.

EMPLOYEE RELATIONS
Equal Opportunity, Nondiscrimination, and Anti-Harassment
It is the Company’s philosophy that ethical business practices are not limited to dealings with third parties but also include the Company’s employees. In this respect, business ethics begin at home. It is therefore the policy of the Company that all associates, including managerial personnel, and all others having supervisory responsibilities, have an obligation:
•	To respect each associate as an individual and to be courteous, considerate, and fair to each associate in order that personal dignity may be maintained;
•
To treat each associate, applicant, supplier or business associate without discrimination with regard to race, color, sex, age, religion, national origin, ethnicity, disability, veteran status, or any other characteristics as established by law with respect to all opportunities, terms, conditions, and privileges of employment;

•	To provide all employees with a work environment free from harassment of any kind, including harassment of a sexual, racial, ethnic or religious nature or on the basis of one’s age or disability;
•
To encourage associates to voice their opinions freely about the policies and practices of the Company, and to provide an orderly system by which employees will be given consideration of any job or personal problem which they may have;

•	To provide and maintain safe, clean and orderly work facilities and areas;
•	To offer competitive standards of pay and benefits; and
•	To operate in compliance with all applicable federal, state and local laws governing the Company’s relationship with its associates.
You should be aware that the law forbids discrimination in employment on the basis of race, color, sex, age, religion, national origin, ethnicity, veteran status, disability, or handicapped status. Awareness of concerns or discovery of discriminatory or other events that are or may be in violation of the law or this Code should immediately be reported to your manager, supervisor, Company lawyer or any of the members of your company’s Ethics Committee.

REGULATORY COMPLIANCE
Each business segment of Hillenbrand, Inc. and its operating companies is touched in some fashion by government laws and regulations. Each employee is expected to be knowledgeable of, and to comply with, the respective regulatory rules governing his or her industry. Prior to taking actions that directly affect regulatory compliance (e.g., redrafting of product warranties, reporting of safety incidents involving our products or offering a gift or entertainment to a government employee), legal counsel should be consulted. It is the responsibility of the manager of each facility to understand the terms and conditions of all permits and authorizations applicable to operations under his or her control as well as applicable laws and regulations, and to ensure best good faith efforts to attain and maintain compliance therewith. Failure to comply with the appropriate regulations and permits may result in significant corporate penalties, fines, and possibly the forced removal of products from the market.
ENVIRONMENTAL, HEALTH AND SAFETY COMPLIANCE
The Company’s operations, and in particular its manufacturing plants, are subject to comprehensive regulations, including comprehensive federal, state and local environmental regulation. The Company’s facilities are subject to construction and operating permits and authorizations that describe in detail the conditions under which the facilities can be legally operated. It is the Company’s policy to comply fully with the lawful terms and conditions of all permits and authorizations and with the provisions of all applicable environmental laws and regulations. The Occupational Safety and Health Act regulates both physical safety and exposure to harmful or hazardous substances in the workplace. In addition, the Toxic Substances Control Act regulates all chemical substances or mixtures that may present an unreasonable risk of injury to human health or the environment. Compliance with these statutes and implementing regulations is also the responsibility of the manager of each facility. The environmental and safety and health laws, and applicable regulations, are detailed and complex. Should you be faced with an environmental or safety and health issue with which you are unfamiliar, you should contact legal counsel.
[Hypothetical Scenarios]
Environmental, Health and Safety Compliance
32.
Abby works in a manufacturing facility of the Company. There is an opportunity to improve manufacturing time if a change in the finishing process is implemented. However, this new process will result in a new waste product. Abby is not familiar with disposal guidelines or environmental regulation of discharge of this new waste product into the waste water. Abby is keen to implement the change to the manufacturing process at the earliest time. Abby should:

A.	Proceed to implement the new process at the earliest because productivity is a high priority.
B.	Assume that disposal is not a problem, because if it was the company that recommended the process would have included that information.

C.	Seek clarification from the legal department before implementing the new process.
D.	Focus on modernization and productivity and let legal issues sort themselves out later.
Answer: C is the correct answer. The federal and state regulations that apply to the Company’s operations are complex and change frequently. Company associates may at times feel unfamiliar with the details of the regulations and their impact on operations or decisions within the associates’ responsibility, at every level within the Hillenbrand organization. Under those circumstances it is incumbent upon the associate to flag the concern to the legal department. Proceeding despite unfamiliarity with the current legal requirements can lead to significant non-compliance that may be heavily penalized or may jeopardize valuable customer relations. Company associates should actively seek clarification or guidance from legal counsel whenever the associate feels tempted to “assume it’s not a problem” or “let the legal issues sort themselves out later” or “it has not been an issue before.”
33.
You are responsible for preparing reports of emission monitoring data. You were out sick for three days, and as soon as you return to work you realize a report you regularly file with the EPA is due by the end of the day. You don’t want to miss the deadline, but you don’t have time to complete the reports for the three days you were out. You decide to omit the data for those three days. You are:

A.	Right because this data is gathered voluntarily and in greater detail than required by the EPA.
B.	Wrong because failing to report data accurately and completely can have significant negative repercussions for the Company.
C.	Right because only three days data is missing, all the other data is included.
D.
Wrong because failing to report data accurately and completely can have significant negative repercussions for the Company. You should consult the legal department about the possible delay in filing and solve the issue of late filing.

Answer: B is correct, but D is the more complete correct answer. Filings must be accurate and complete in every respect. Failing to report data accurately and completely can have significant negative repercussions on the Company and should be considered in consultation with legal department. You must avoid “finessing” an issue in a filing in order to avoid a regulatory hurdle because doing so can render an entire submission misleading and can legally restrict the Company’s ability to rely upon any governmental decisions or actions taken in response to the filing. Likewise, you should beware of conveniently “ignoring” unfavorable monitoring or other data on the theory that subsequent data is “better” or that the data was gathered voluntarily and need not be disclosed.

34.
Ben has just returned from an industry conference and is eager to change the operations involved in one of the Company’s most expensive and time consuming manufacturing procedures. This change will not result in any noticeable change in the product, however Ben does not know if it will cause any change in air emissions. Ben does not want to waste any time on regulatory approval and wants to put the new procedure in place without any delay. What should Ben do?

A.	Ben should proceed with the change because it will most likely not be noticed and thus there is no need to bother with regulatory approval by the EPA.
B.	Ben should consult with the legal department to ensure that this change will not put the Company in non-compliance, and take appropriate measures to avoid non-compliance.
C.	Ben should proceed because time is money and any time spent getting regulatory approval or studying the effect of the process on regulatory compliance is money wasted.
Answer: B is the correct answer. The likelihood that a change in operation or a product modification will not be “noticed” must not cloud the necessity for careful consideration of regulatory requirements. Ben should remain cognizant of the fact that operational changes, frequently require advance notice to regulatory officials and often may not be initiated until the authorities have given preliminary approval. Efficient and confident business planning is essential to the financial health of the Company, thus, taking stock of regulatory issues is a necessary part of ensuring that the Company’s plans will work as intended, without unforeseen risks or complications.
35.
Joe and Sam have been at the Company for fifteen years. Gary is a new associate who insists on following the safety protocols to the letter. Joe and Sam are amused because they know that there is no need to be so particular, because they know that these protocols were written by persons who have no experience doing what Joe and Sam do. What should Gary do?

A.	He should do as Joe and Sam do, because they have been on the job for so long, they know better than the authors of the safety manual.
B.	He should notify a senior supervisor and the Ethics Committee of the Company.
C.	He should be macho like Joe and Sam.
D.	He should follow Joe and Sam’s lead, because his supervisor would probably just laugh at him.

Answer: B is the correct answer. “That’s the way we’ve always done it” must not be allowed to justify working conditions or activities that are dangerous or may conflict with good business practice or the law. It is every Company associate’s responsibility to flag these conditions and practices to the Ethics Committee, to a senior supervisor, or to the legal department so that appropriate action can be taken. For example, safe and proper storage and handling of dangerous materials is critical for the well-being of all associates. Cavalier or “macho” behavior with potentially dangerous materials or processes has no place at the Company. Similarly, from a management perspective, the concerns and complaints of all associates about environmental, safety and other regulatory matters require serious and prompt attention and must not be dismissed or ignored.
UNLAWFUL, QUESTIONABLE OR SENSITIVE PAYMENTS
The Company does not seek to gain any advantage through the improper use of business courtesies or other inducements. Gifts and entertainment of nominal value, or business courtesies, are occasionally used to create goodwill with our customers, suppliers or others. On the other hand, there are very strict rules on gift giving and entertainment of government employees.
If they go beyond that and make the recipient feel obliged to offer any special consideration to the Company they are unacceptable. The Company’s policy is to avoid even the appearance of favoritism based on business courtesies. In order to avoid even the appearance of improper payments, no payments are to be made by the Company in cash, other than approved cash payrolls and documented petty cash disbursements. No corporate checks are to be written to “cash,” “bearer” or third-party designees of the person entitled to payment.
Commercial Bribery. Payment (other than for purchase of a product or procurement of a service) or giving of a gift, credit, payment, service or anything else of other than token or nominal value to suppliers or customers or their agents, employees or fiduciaries may constitute a commercial bribe, which may also be a violation of law. Cash payments may never be made to employees of competitors, suppliers, or customers. Commercial bribery is also against the policy of the Company; and no employee may engage in such bribery on behalf of the Company. Associates should exercise good judgment and moderation and should offer business courtesies to customers only to the extent that they are in accordance with reasonable practices in the marketplace.
All gifts and entertainment, regardless of their nature or value, must be properly recorded on expense report forms or other appropriate accounting document.
Bribery of Public Officials. Bribery, or the giving of money or anything else of value in an attempt to influence the action of a public official, is unlawful. No associate is authorized to pay any bribe or make any other illegal payment on behalf of the Company, no matter how small the amount. This prohibition extends to payments to consultants, agents and other intermediaries when the employee has reason to believe that some part of the payment of the “fee” will be used for a bribe or otherwise to influence government action.

The practice of making “facilitating payments” in foreign countries may not be illegal in certain circumstances (e.g., small payments made to minor functionaries who, unless compensated, would delay or refuse to perform administrative functions to which the Company is clearly entitled). To the extent that such payments are legal and considered necessary, they may be made only in those countries where they are a recognized and open practice, and only following approval by legal counsel. Any such facilitating payment must be properly recorded and accounted for so that the Company may comply with all tax and other applicable laws.
Laws and regulations require our businesses to be in contact with public officials on a wide variety of matters. Associates dealing with public officials should be familiar with lobbying laws and public disclosure requirements, particularly those that apply to registrations and filings.
[Hypothetical Scenarios]
Unlawful, Questionable or Sensitive Payments
36.
The President establishes a federal commission of inquiry regarding practices in one of the Company’s industries. The President announces his intention to nominate a noted university professor to this commission. The professor has a background in the industry, and her university maintains a Center for Responsible Action relating to the industry in question. The Company has frequently donated to this Center, and decides to do so again after it is known that the professor has been nominated, but before she has accepted her new role as commissioner. Could the bribery statute apply?

A.	No, because the professor has not yet assumed her public office.
B.	No, because the “commission of inquiry” has no regulatory authority, and the professor is neither an elected official nor an employee of a government regulatory agency.
C.	No, because the gift is not to the professor herself.
D.	Yes, if there is additional evidence that the Company intended the professor to “overlook” acts committed by the Company as a result of the gift.
E.	No, because academics are always above reproach.
Answer: D is the correct answer.
37.
The Company employs a “business consultant” in order to facilitate sales of products in South and Central America. In one particular nation, the consultant reports that a government minister requires roundtrip tickets to the United States for the minister and his family. The minister states that he must ask for this “in case I wish to inspect the Company’s production facilities.” The minister tells the Company’s consultant that he simply will not approve the importation of the Company’s goods until such tickets are provided. Can the Company provide the tickets?

A.	No, because the Foreign Corrupt Practices Act prohibits paying money or anything of value in order to obtain or retain business.
B.	Yes, but only if the consultant provides the tickets, and the Company does not.

C.	No, because the rationale offered by the minister is not sufficiently related to routine governmental actions, such as licensing or processing documents.
D.	Yes, because FCPA is only meant to cover monetary bribes disguised as fees.
E.	A and C.
Answer: E is the correct answer.
38.
The Company is attending a trade show in a foreign nation. The trade show director is the brother-in-law of the prime minister, and has no experience with either trade shows or the Company’s products to be displayed at the show. Nevertheless, citing a purported regulation issued by his brother-in-law, the trade show director demands that the Company pay him a cash fee to “see and evaluate a demonstration of the product” before the Company can have access to the trade show. Further, it will be practically impossible to access the nation’s market without access to the trade show. If the Company agrees, has it violated FCPA?

A.	Yes.
B.	Not if the US government fails to prove that local law or product demonstration were actually at issue.
C.	No, because participation in the trade show is not the same thing as obtaining actual business.
D.	Not if the Company can prove the payment was made as part of demonstrating a product, or not if the Company can prove the payment was lawful under the written laws of the foreign country.
E.	No, because the Company deliberately avoided asking too many questions about established pattern and practice.
Answer: D is the correct answer.
39.
The Company seeks to provide certain products to a buyer based in the Middle East. The buyer provides a standard purchase order which requires the Company to provide information on any business contacts the Company has with the State of Israel. Does doing so violate the Export Administration Act and the Tax Reform Act of 1976?

A.	No, because these statutes are only violated if the Company agrees to participate in an actual boycott as a precondition of doing business.
B.	Yes.
C.	No, because a Company is always able to simply provide information, particularly given constitutional protections.

D.	No, because the statutes only apply if letters of credit are conditioned on boycott compliance.
E.	Not if the purchase order is between the buyer and a foreign affiliate of the Company.
Answer: B is the correct answer.
DISCLOSURE; BOOKS AND RECORDS
The Company maintains controls and procedures (“disclosure controls and procedures”) designed to ensure that information required to be disclosed by the Company in the reports it files with the Securities & Exchange Commission is recorded, processed, summarized and reported within the required time periods. Disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Company in the reports it files with the Securities & Exchange Commission is accumulated and submitted to the Company’s management to allow timely decisions regarding required disclosure. The Company also maintains a process (“internal control over financial reporting”) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles including policies and procedures that:
•	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;
•
Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

•
Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Each associate involved in the Company’s disclosure process or financial reporting is required to be familiar with and comply in all respects with the Company’s disclosure controls and procedures and internal control over financial reporting.
The Foreign Corrupt Practices Act makes it illegal to obtain or retain business through payments to improperly influence foreign officials and governments. It is not limited to businesses operating abroad, nor to the making of illegal foreign payments. It contains, in fact, significant internal accounting control and record-keeping requirements that apply to all of our operations.

Specifically, the Company must maintain books, records and accounts in reasonable detail to accurately and fairly reflect all of the Company’s transactions. The Company and its subsidiaries will maintain a system of internal accounting controls sufficient to reinforce policy compliance and provide reasonable assurance that:
•	Transactions are executed in accordance with management’s general and specific authorization;
•
Transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (b) to maintain accountability of assets;

•	Access to Company assets and funds is permitted only in accordance with management’s general or specific authorization;
•
The accounts recorded on the Company’s balance sheet are reconciled to the underlying accounting detail at reasonable intervals and, where appropriate, compared to the physical assets. Appropriate actions are taken with respect to significant differences.

These record-keeping requirements are in addition to all other Company financial policies. No employee will knowingly fail to implement a system of appropriate internal controls or falsify any book, record or account.
Violations of the Foreign Corrupt Practices Act can result in fines and imprisonment, or both, for individual associates, and penalties against the Company.
All associates are strictly responsible for ensuring the accuracy and reliability of the Company’s accounts. As a result, all associates are responsible for following Company procedures for carrying out and reporting business transactions, including appropriate schedules of authorization controls. It is the policy of the Company that all books and records conform to generally accepted accounting principles in each of the respective countries in which Hillenbrand or its operating companies may do business and to all applicable laws and regulations. In addition to the matters above specifically addressed, this policy also incorporates the following requirements:
•	The Company’s policy prohibits the existence or creation of any undisclosed, secret or unrecorded funds, assets or liabilities.
•
No payment on behalf of the Company will be approved or made with the intention or understanding that any part of the payment is to be used for purposes other than described by the documents supporting the payment.

•	No false or fictitious entries will be made in the financial statements or underlying financial records and no employee shall engage in any arrangement that results in such an act.
•	The Company’s policies prohibit the use of Company assets or funds for purposes other than specifically authorized by management.

•
All associates are forbidden to use, authorize, or condone the use of “off the books” bookkeeping, secret accounts, unrecorded bank accounts, “slush” funds, falsified books, or any other device that could be utilized to distort accounts, records, or reports of the Company.

•
Any false, fictitious, or misleading accounting entry made to conceal or disguise any “unlawful or questionable payment” described in these standards is prohibited. A false, fictitious, or misleading accounting entry is one that is not posted to the proper account.

•	Over billing practices in international transactions which are designed and used unlawfully to transfer assets from one country to another are prohibited.
The policy of accurate and fair recording also applies to an employee’s maintenance of time reports, expense accounts and other personal Company records.
USE OF AGENTS, CONSULTANTS AND NON-EMPLOYEES
This Code and other Company policies are mandatory and compliance with this Code by all agents, consultants, contractors and other non-employees is expected. Agents, consultants, or other non-employees cannot be used to circumvent this Code, the law or our policies. Employees will not retain agents, consultants, or other non-employees or representatives to engage in practices that are contrary to our Code or any law or regulation.
REPORTING ILLEGAL OR UNETHICAL BEHAVIOR; ACCOUNTABILITY
We must report violation of laws, regulations, or these standards and guidelines on ethical business conduct. The Company actively supports ethical behavior. When not certain of the best course of action in a specific situation, you should seek clarification and help from supervisors, managers and appropriate personnel.
The Company will not tolerate any attempt by any associate to retaliate against another as a result of good faith reports of illegal or unethical behavior. Federal law provides whistleblower protection for employees. Thus, any associate is prohibited from discharging, demoting, suspending, or in any manner threatening, harassing or discriminating against an associate who provides information about violation of the law or this Code, or assists in the investigation of violation of the law or this Code, or participates in bringing or brings a lawsuit.
Discovery of events of a questionable, fraudulent or illegal nature or that are, or may be, in violation of the standards and guidelines stated in this Code or other Company policies should be reported immediately as discussed above. Failure to report an existing or potential violation of this Code is itself a violation of this Code.

Violations and potential violations of this Code involving a director, an executive officer or any member of an Ethics Committee will be reported to the Audit Committee. The Audit Committee will take all appropriate action to investigate any violation or potential violation reported to it. If the Audit Committee determines that a violation involving a director, an executive officer or a member of an Ethics Committee has occurred or may occur, it may report the violation or potential violation to the Board of Directors. The Audit Committee or Board of Directors will take such disciplinary or preventive action as it deems appropriate, up to and including dismissal or, in the case of criminal conduct or other violations of law, notification of appropriate governmental authorities.
Violations and potential violations of this Code involving any associate other than a director, executive officer or member of any Ethics Committee will be reported to the applicable Ethics Committee. The Ethics Committee will take all appropriate action to investigate any violation or potential violation reported to it. If the Ethics Committee determines that a violation has occurred or may occur, it will take such disciplinary or preventive action as it deems appropriate, up to and including dismissal or, in the case of criminal conduct or other violations of law, notification of appropriate governmental authorities. The Ethics Committee also will report any such violation or potential violation to the Audit Committee if it determines that the Audit Committee should be aware of such violation or potential violation.
Violations and potential violations of this Code involving incidents of (i) auditing, accounting, internal controls or financial improprieties or fraud; or (ii) ethics concerns or illegal acts involving a director, an executive officer or any member of an Ethics Committee; or (iii) material violations of the securities laws or breaches of fiduciary duty will be reported to the Audit Committee. The Audit Committee will take all appropriate action to investigate any violation or potential violation reported to it. If the Audit Committee determines that a violation has occurred or may occur, it may report the violation or potential violation to the Board of Directors. The Audit Committee or Board of Directors will take such disciplinary or preventive action as it deems appropriate, up to and including dismissal or, in the case of criminal conduct or other violations of law, notification of appropriate governmental authorities.
OTHER POLICIES
This Code contains only general information and guidelines. It is not intended to address all the possible applications of, or exceptions to, the general policies described in it. Other Company policies that are applicable to you supplement the Code. You should contact your business unit’s legal counsel or human resource representative for these other policies. Since all associates are obligated to observe the requirements of applicable laws and regulations, failure to review any supplement or revision to our Code and other policies will not be an acceptable excuse for a failure to observe the requirements of any applicable law or regulation then in effect of which the associate had knowledge or reasonably should have had knowledge.